SECOND SUPPLEMENT TO INDENTURE

     THIS SECOND SUPPLEMENT TO INDENTURE, is dated as of July 30, 2004 (the "Supplement"), by and among CBRL Group, Inc., a Tennessee corporation (the "Company"), CBOCS Merger, Inc., a Tennessee corporation ("CBOCS Merger"), CBOCS Supply, Inc., a Tennessee corporation ("CBOCS Supply"), and Wachovia Bank, National Association, as trustee (the "Trustee").

                              W I T N E S S E T H:

     WHEREAS, the Company, the Guarantors (as defined therein) which are party a thereto, and the Trustee executed that certain Indenture dated as of April 3, 2002, as supplemented by that certain First Supplement to Indenture dated as of June 19, 2002 (as so supplemented, the "Indenture"), providing for the issuance of certain Liquid Yield Option(TM) Notes due 2032 (Zero Coupon-Senior) in the principal amount at maturity of up to Four Hundred Twenty-Two Million Fifty Thousand and No/100 Dollars ($422,050,000) (the "Securities"), all of which currently are issued and outstanding; and

     WHEREAS, the Securities are fully guaranteed, on an unsecured senior basis, as to the payment of principal and interest by the Guarantors (as defined in the Indenture); and

     WHEREAS, Cracker Barrel Old Country Store, Inc., a Tennessee corporation and a Subsidiary (as defined in the Indenture) of the Company, is a Guarantor (as defined in the Indenture) under the Indenture; and

     WHEREAS, Cracker Barrel Old Country Store, Inc. formed CBOCS Supply, Inc., a "domestic Subsidiary" (as defined in the Indenture), on July 23, 2004; and

     WHEREAS, CBOCS West, Inc., a Nevada corporation and a Subsidiary (as defined in the Indenture) of the Company, is a Guarantor (as defined in the Indenture) under the Indenture; and

     WHEREAS,   CBOCS  West,  Inc.  formed  CBOCS  Merger,   Inc.,  a  "domestic
Subsidiary" (as defined in the Indenture), on July 26, 2004; and

     WHEREAS, Section 13.03 of the Indenture provides that any "domestic Subsidiary" (as defined in the Indenture) formed by a Subsidiary (as defined in the Indenture) of the Company must execute and deliver to the Trustee a supplement to the Indenture pursuant to which such "domestic Subsidiary" (as defined in the Indenture) shall guarantee all of the obligations on the Securities; and

     WHEREAS, CBOCS Supply and CBOCS Merger must each become a Guarantor (as defined in the Indenture) of the Securities in compliance with Section 13.03 of the Indenture, this Supplement is required by the terms of the Indenture; and

     WHEREAS, all acts and proceedings necessary have been done to make this Supplement, when executed and delivered by the Company, CBOCS Supply, CBOCS Merger and the Trustee, the legal, valid and binding agreement of the Company, CBOCS Supply and CBOCS Merger in accordance with its terms;

     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

     Section 1. Confirmation of the Indenture; Definitions. Except as amended and supplemented hereby, the Indenture is hereby confirmed and reaffirmed in all respects. Capitalized defined terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

     Section 2. Guarantee. CBOCS Supply and CBOCS Merger do each hereby guarantee all of the obligations on the Securities, whether for principal, interest (including contingent interest, and interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against the Company under Bankruptcy Law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law), if any and other amounts due in connection therewith (including any fees, expenses and indemnities), on a senior unsecured basis on the terms and subject to the limitations set forth in the Indenture as if it were an original party thereto. On and after the date hereof, the obligations of CBOCS Supply and CBOCS Merger and the other Guarantors under the Indenture under their respective Guarantees shall be joint and several, and each reference in the Indenture to "Guarantor" shall be deemed to refer to all Guarantors, including, without limitation, CBOCS Supply and CBOCS Merger.

     Section 3. Effectiveness of Supplement. This Supplement shall become effective immediately upon the execution hereof by the Company, CBOCS Supply, CBOCS Merger and the Trustee.

     Section 4. Counterparts. This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 5. Governing Law. This Supplement shall be governed by and construed in accordance with the internal laws of the State of New York.

           [The remainder of this page was intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed, all as of the date first above written.

                                               CBOCS SUPPLY, INC.
ATTEST:


 /s/J.F. Blackstock                            By:/s/Patrick A. Scruggs
--------------------------------------------      ------------------------------
Name: J.F. Blackstock                          Name: Patrick A. Scruggs
      --------------------------------------        ----------------------------
Title: General Counsel                         Title: Treasurer
       -------------------------------------         ---------------------------




                                               CBOCS MERGER, INC.
ATTEST:


/s/J. F. Blackstock                            By:Patrick A. Scruggs
--------------------------------------------      ------------------------------
Name: J.F. Blackstock                          Name:Patrick A. Scruggs
      --------------------------------------        ----------------------------
Title: General Counsel                         Title:Treasurer
       -------------------------------------         ---------------------------




                                                WACHOVIA  BANK,  NATIONAL
                                                ASSOCIATION, AS TRUSTEE
ATTEST:

/s/Myra B. Staggs                               By:/s/Caroline R. Oakes
--------------------------------------------       -----------------------------
Name:  Myra Staggs                              Name: Caroline R. Oakes
      --------------------------------------         ---------------------------
Title:  Assistant Vice President                Title: Vice President
       -------------------------------------          --------------------------




                                                 CBRL GROUP, INC.
ATTEST:

/s/ J. F. Blackstock                             By:/s/Patrick A. Scruggs
--------------------------------------------        ----------------------------
Name: J. F. Blackstock                           Name: Patrick A. Scruggs
      --------------------------------------          --------------------------
Title: Sr. VP General Counsel                    Title: VP Accounting and Tax
       -------------------------------------           -------------------------